Exhibit 10.7

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment to the Employment Agreement (the “Second Amendment”) is effective March 12, 2020 (the “Second Amendment Effective Date”) by and between Matt Stoyka (“Employee”) and Rackspace US, Inc. (the “Company”).
WHEREAS, the Company and Employee are parties to that certain Employment Agreement effective May 15, 2018 and First Amendment to Employment Agreement effective August 1, 2019 (together the “Agreement”); and
WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreement contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have the same meanings ascribed to them in the Agreement.
2.    Section 2(a) of the Agreement is amended to change Employee’s title to Chief Solutions Officer.
3.    Section 3(a) of the Agreement is amended to change Employee’s annual base salary to $410,000.
4.    Section 3(b) of the Agreement is amended to read in its entirety as follows:
Annual Corporate Bonus. Employee is eligible for an annualized on-target bonus of 75% of annual salary, subject to the Rackspace Corporate Cash Bonus Plan and as approved by the board of directors or compensation committee.
5.    Section 3(h) is added to the Agreement to read as follows:
MEP Equity Award. In consideration for signing this Second Amendment, Company will recommend to the Executive Committee of the Board of Directors of Inception Topco, Inc. (the “Executive Committee”) a one-time recruiting grant of options to purchase 30,000 shares of Inception Topco, Inc. common stock, at a per share strike price equal to the fair market value of a share of Inception Topco, Inc. common stock on the date of grant, pursuant to the Equity Incentive Plan (the “Equity Award”). The Executive Committee has ultimate authority over this recommended award and would have to issue final approval before it would be granted. The recommended equity award is expected to be presented for review and approval within ninety (90) days of the Second Amendment Effective Date and would be issued pursuant and subject to the Equity Incentive Plan and a form of agreement for similarly situated employees of the Management Equity Program, which outline the vesting schedule and other terms.

6.    The duration of the Non-Solicitation Period outlined in Section 6 is amended to be for twelve (12) months after employment ends.
7.    Section 8(e) is amended in its entirety to read as follows:
(1)     Termination By Company Without Cause or Termination by Employee for Good Reason - Severance: If Company terminates Employee’s employment without Cause and not by reason of death or disability or if Employee terminates for Good Reason, Company will pay the accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits). In addition, if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, (i) in periodic payments in accordance with ordinary payroll practices and deductions, the greater of Employee’s current base salary for twelve (12) months or the amount that would be provided by the severance guidelines that are prevailing at the time of termination based on the Employee’s location, and (ii) a pro rata bonus, which represents the unpaid pro-rata portion of the actual annual performance bonus that Employee would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives for the fiscal year in which Employee’s termination occurs. The bonus amount shall be paid in a lump sum at the same time bonuses are paid to the Company’s other similarly situated employees. The payment made pursuant to this section are referred to as (the “Severance Payments” or “Severance Pay Period”).
(2)     Non-Renewal By Company – Severance: If Employee’s employment ends because Company gives notice of non-renewal under Section 1, Company shall determine the termination date, even if such date is prior to the end of the Employment Period and will pay the accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits). In addition, if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, the greater of Employee’s current base salary for twelve (12) months or the amount that would be provided by the severance guidelines that are prevailing at the time of termination base on the Employee’s location (the “Severance Payments” or “Severance Pay Period”).
(3)     Employment or Re-hire During Severance Pay Period: If Employee is rehired by Company or employed or performing services in any capacity during any Severance Payment Period, the Severance Payments shall cease.

All other terms and conditions of the Agreement not expressly amended herein remain in full force and effect.

EMPLOYEE:

/s/ Matt Stoyka		Date: March 24, 2020
Matt Stoyka

COMPANY:

/s/ Mary Stich		Date: March 24, 2020
Rackspace US, Inc.
By:	Mary Stich
Title:	VP & Deputy General Counsel